EXHIBIT 10.5

           SEVERANCE POLICY FOR SENIOR OFFICERS OF
    GERBER SCIENTIFIC, INC. AND ITS DOMESTIC SUBSIDIARIES

A.   Definitions.

     The capitalized terms used in this document shall have the following meanings:

     "Board"  shall  mean  the Board of Directors  of  Gerber
     Scientific, Inc.

     "Cause" shall mean (a) the willful and continued failure by the Covered Officer substantially to perform the
     Covered Officer's duties with the Company (other than such failure resulting from the Covered Officer's incapacity due to physical or mental illness) or (b) the willful engaging by the Covered Officer in conduct that is demonstrably and materially injurious to the Company, monetarily or otherwise, as determined in the Company's sole discretion.

     "Chief Executive Officer" shall mean the Chief Executive
     Officer of Gerber Scientific, Inc.

     "Committee" shall mean the Management Development and Compensation Committee of the Board of Directors of Gerber Scientific, Inc.

     "Company" shall mean Gerber Scientific, Inc. and its domestic subsidiaries, Gerber Technology, Inc., Gerber
     Scientific  Products, Inc., and Gerber  Coburn  Optical,
     Inc.

     "Corporate  Directors"  shall mean employees  of  Gerber
     Scientific, Inc. who have been designated the employment title of "Director" or "Corporate Director".

     "Corporate Vice Presidents" shall mean vice presidents of Gerber Scientific, Inc. other than Senior Vice
     Presidents.

     "Covered Officer" or "Covered Officers" shall refer to all Corporate Directors and all corporate officers of the Company that hold positions at the level of vice president or above.

     "Disability" shall mean permanent and total disability as defined in Section 22(e)(3) of the Internal Revenue
     Code of 1986, as amended.

     "Retirement" shall mean a Covered Officer's voluntary termination of employment with the Company in accordance with the Company's retirement policy on or after age 65.

     "Senior   Vice  Presidents"  shall  mean   Senior   Vice
     Presidents of Gerber Scientific, Inc.

     "Severance Period" shall mean the length of the period, commencing on the Termination Date, during which severance benefits shall be payable under this Severance Policy to a Covered Officer as provided by the following table:

                                 Severance
          Officers               Period in
                                   Years

Chief Executive Officer              2


Senior Vice Presidents              1 1/2


Corporate Vice Presidents            1


Subsidiary Vice Presidents and       1/2
Corporate Directors



     "Subsidiary Vice Presidents" shall mean vice presidents of Gerber Technology, Inc., Gerber Scientific Products,
     Inc. and Gerber Coburn Optical, Inc.

     "Termination Date" shall mean the date on which the Covered Officer's employment is terminated.

B. Who is eligible for severance benefits under this Severance Policy?

     (1) Only Covered Officers are eligible for benefits under this Severance Policy. Subject to the terms and conditions of this Severance Policy, if a Covered Officer's employment shall be terminated for any reason other than

          (a) as a result of the Covered Officer's death, Disability, or Retirement;
          (b)  by the Covered Officer for any reason; or
          (c)  by the Company for Cause,

          then the Covered Officer shall be entitled to the benefits provided under this Severance Policy.

     (2) Notwithstanding the above, no benefits shall be payable under this Severance Policy if:

          (a)    as   a   result   of  a  Covered   Officer's
     termination,   such   Covered   Officer   is    entitled
     to    receive    compensation   under   any   Change-in-
     Control Agreement with the Company;
          (b)   such Covered Officer is receiving any pension
     benefits   under   any   of   the   Company's    pension
     plans    at    the   time   when   severance    benefits
     would    otherwise   be   payable   to   such    Covered
     Officer; or
           (c)   such  Covered  Officer  is  offered  another
     position    with    the    Company   that    is    comparable
     in     status    and    compensation    to    the    position
     held      by     such     Covered     Officer     on      the
     Termination Date.

C. What payments and benefits are payable under this Severance Policy, and when will they be paid?

     Subject to the terms and conditions of this Severance Policy, the Company will provide the following payments and benefits to any Covered Officer who is eligible to receive payments and benefits under this Severance
     Policy:

     (1) The Covered Officer shall receive, within five (5) business days after the Termination Date, all salary earned by, but not yet paid to, such Covered Officer through the Termination Date and any other deferred compensation earned prior to the Termination Date. In addition, the Covered Officer shall be entitled to any annual incentive bonus payment that, on the Termination Date, has been earned by, but not yet paid to, the Covered Officer. Such amount shall be paid to the Covered Officer at the time such amount would have been paid to the Covered Officer had he or she continued to be employed by the Company.

      (2) The  Covered Officer shall, during the  Severance
          Period, continue to receive

                (i) 100% of his or her then current base salary, such amount to be payable in weekly, biweekly, or monthly installments in accordance with the Company's then normal employee payroll practices; and

                (ii) the pro-rata portion of such Covered Officer's target amount (on the Termination Date) of his or her annual incentive bonus (under the Company's Annual Incentive Bonus Plan or any successor Plan). Such amounts shall be paid to the Covered Officer at the time that incentive bonuses are normally paid to the Company's employees.

          [Example: If a Severance Period ends at the end of the third month of the Company's fiscal year, the Covered Officer would receive 100% of the target amount (on the Termination Date) of the bonus for the last completed fiscal year, and 25% of the target amount (on the Termination Date) for the fiscal year in which the Severance Period ended. Such amounts would be payable when bonuses are normally payable for such years.]

     (3) The Covered Officer shall, during the Severance Period, continue to receive from the Company at the Company's cost, but subject to any applicable employee contributions, the health (medical and dental) insurance coverage under the health insurance plan provided to the Covered Officer immediately prior to the Termination Date, provided that (i) the Covered Officer's continued participation is possible under the general terms and provisions of such plan, (ii) the Company shall have the right to amend or terminate the Plan at any time with respect to all Company Employees and the Covered Officer, and (iii) the Company will not provide this coverage to the Covered Officer after the Covered Officer's 65th birthday. Notwithstanding the foregoing, the Covered Officer's employment is terminated for all purposes on the Termination Date and the Covered Officer's rights under COBRA or any similar law shall commence on the Termination Date. The Company shall, for a period of 60 days following the commencement of the Severance Period, continue to provide the Covered Officer with the same life insurance benefits provided to the Covered Officer immediately prior to the Termination Date, provided that such benefits shall cease at the end of such sixty day period. No short term or long term disability insurance shall be provided to the Covered Officer by the Company during the Severance Period and no additional years of service will be credited to the Covered Officer during the Severance Period for purposes of calculating benefits under any of the Company's pension plans. Options granted by the Company under any of the Company's stock option plans will not vest after the Termination Date. Options may only be exercised after the Termination Date to the extent that the applicable stock option plan and grant agreement permit such exercise.

    (4) If at any time during the Severance Period, a Covered Officer obtains full-time employment with a company which is not engaged in a business that is competitive to the business conducted or carried on by the Company, the Covered Officer will receive, in lieu of all severance payments and benefits which would otherwise have been payable under this Severance Policy had such employment not been obtained, a lump sum payment in an amount equal to one half (50%) of the amount of current base salary (excluding bonus) which, absent such employment, would have been payable to such Covered Officer pursuant to Section C (2) of this Severance Policy. Such lump sum payment shall be payable within thirty (30) business days after the Covered Officer notifies the Vice President of Human Resources of the Company, or his or her designees of the Company of the commencement of such full-time employment.

     (5) In the event that a Covered Officer is terminated by the Company under circumstances that would qualify the Covered Officer to receive severance benefits under this Severance Policy but such Covered Officer dies before or while receiving the benefits, the Company will pay the severance benefits to the Covered Officer's estate or beneficiary, provided that the estate or beneficiary satisfies the conditions that would have been applicable to the Covered Officer.

D. Can a Covered Officer's right to severance benefits be forfeited?

     Yes.   Notwithstanding anything to the contrary in  this
     Severance Policy, the Company shall have no obligation to, and shall make no severance payment to, any Covered
     Officer who, directly or indirectly:

     (1) is competing or preparing to compete with the business of the Company;

     (2) is disclosing or has disclosed to any unauthorized person or entity any secret or confidential information, knowledge or data relating to the Company which is not public knowledge (or is, or becomes, public knowledge by reason or in consequence of such Covered Officer's unauthorized actions), including confidential information of any customers or clients of the Company;

     (3) is appropriating or has appropriated any such information, secret or data for his or her own use or benefit;

     (4) is soliciting or has solicited, hired or induced any person who is, or has been within the previous six (6) months, employed by the Company, to leave the Company;

     (5) is soliciting or otherwise attempting to divert the business or patronage of any customer or client or any prospective customer or client of the Company;

     (6) is engaging in or is about to engage in any other action that is found by the Committee, in the Committee's sole discretion, to be an action that is, in any way, detrimental to the Company and its stockholders; or

     (7) is engaged in full-time employment (except to the extent benefits are payable under Section C(4) above).

E.   What   are  the  other  terms  and  conditions  of  this
     Severance Policy?

     As a condition of receiving severance benefits under this Severance Policy, a Covered Officer shall be required to execute a written agreement with the Company
     (i) releasing the Company from and against any and all claims which the Covered Officer may have against the Company relating in any way to the Covered Officer's employment or the termination thereof including, without limitation, any and all claims of discrimination or unlawful discharge, and (ii) covenanting not to sue the Company in any state or federal court in the United States or elsewhere, or in any administrative agency which has authority to award damages, in respect of any such claim.

     The Committee has full and complete discretion to interpret this Severance Policy, and the Committee's findings shall be binding on any employee claiming benefits hereunder.

     This Severance Policy does not contain any promise or representation concerning the duration of any Covered
     Officer's employment with the Company.

     This Severance Policy and these procedures do not constitute contracts between the Covered Officer and the Company, and this Severance Policy and the policies and procedures contained therein may be terminated or altered in whole or in part by the Committee at any time in the Committee's sole discretion. However, the Committee will not change this Severance Policy without ninety (90) days notice if the planned change would create a material diminution in the severance benefit to Covered Officers.

     Unless otherwise stated in this document, this Severance Policy shall not prevent or limit a Covered Officer's continuing or future participation in any plan, program, policy or practice provided by the Company and for which the Covered Officer may qualify. Further, nothing in this Severance Policy will limit or otherwise affect the rights a Covered Officer may have under any contract or agreement with the Company.